Exhibit 10.2

TERMINATION AGREEMENT

This tERMINATION AGREEMENT (this “Agreement”) is effective as of August 12, 2022 (the “Effective Date”), by and among Breeze Holdings Acquisition Corp., a Delaware corporation (“SPAC”), D-Orbit S.p.A, an Italian Società per azioni (the “Company”), D-Orbit S.A., a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 261356 (“Holdco”), Lift-Off Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Seraphim Space (Manager) LLP, a UK limited liability partnership (“Seraphim” and together with the Company and Holdco, the “Company Parties”), and Breeze Sponsor, LLC (the “Sponsor” and together with SPAC and Merger Sub, the “SPAC Parties”). SPAC, the Company, Holdco, Merger Sub, Seraphim and the Sponsor shall each individually be referred to herein as a “Party” and, collectively as the “Parties”. Reference is made to that certain Business Combination Agreement, dated as of January 26, 2022, by and among the Parties (the “Business Combination Agreement”) and capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Business Combination Agreement. In consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

1. Termination of the Business Combination Agreement. The Parties hereby agree to terminate the Business Combination Agreement pursuant to Section 10.1(a) of the Business Combination Agreement by mutual consent of the Parties effective as of the Effective Date.

2. Termination of the Ancillary Agreements. The Parties acknowledge and agree that, effective as of the Effective Date, each of the Ancillary Agreements that have been entered into prior to the date hereof (other than the Confidentiality Agreement and that certain letter agreement between the Company and the Sponsor dated as of the date hereof (the “Letter Agreement”)) shall be automatically terminated without further action on the part of the parties thereto and none of the provisions thereof shall be of any further force or effect, including provisions thereof, as the case may be, that by their terms would otherwise have survived such termination.

3. Survival of Confidentiality Agreement; Public Disclosures; Non-Disparagement; Notices and Information; Covenant Not to Transact with Other SPACs.

(a) Notwithstanding anything contained in this Agreement to the contrary, the Confidentiality Agreement shall survive and remain in full force and effect in accordance with the terms of the Confidentiality Agreement.

(b) The Company and SPAC shall issue a joint press release with respect to this mutual termination of the Business Combination Agreement pursuant to this Agreement, in a form mutually agreed to by the Company and SPAC (the “Joint Press Release”), and SPAC shall file a Current Report on Form 8-K no later than the second (2nd) Business Day after the Effective Date. Except with respect to the Joint Press Release and such filing of the Current Report on Form 8-K, each of the Parties agrees, on its own behalf and on behalf of its respective Related Parties (as defined below), that neither such Party nor any of its Related Parties shall issue any press release or any other public written communications or otherwise make any planned public statement with respect to any of the other Parties or their Related Parties, or with respect to the Transactions, including the Transaction Documents, concerning, based upon, in connection with, or relating to the participation or involvement of the Parties in the Transactions, this Agreement, any events that occurred with respect to any other Party or its Related Parties since the signing of the Confidentiality Agreement or the reasons for or any of the events leading or relating to, or surrounding, the termination of the Transactions (collectively, the “Transaction Matters”) without the prior written consent of the Company and SPAC, except for disclosure or communication that confirms or reiterates the statements set forth in the Joint Press Release or as otherwise required by applicable Law or is required by the rules or regulations of any Governmental Authority or Nasdaq, or in response to any request for information made by any Governmental Authority, securities self-regulatory organization, or a national securities exchange; provided that, prior to any written disclosure in response to a request by a Governmental Authority, securities self-regulatory organization, or a national securities exchange, each Party, shall (i) use its reasonable best efforts to consult with the Company and SPAC before making any such disclosure, communication or response and (ii) to the fullest extent permitted by applicable Law, first allow the Company and SPAC to review such disclosure, communication or response and the opportunity to comment thereon, and shall consider such comments in good faith. “Related Parties” shall mean, with respect to a Person, all Affiliates, parent entities, Subsidiaries, officers, directors, managers, principals, attorneys, agents, representatives, administrators, legatees, devisees, executors, trustees, predecessors, successors, heirs and assigns of such Person.

(c) Except as required by applicable Law, or the rules or regulations of any Governmental Authority, or the rules and regulations of a securities self-regulatory organization, or a national securities exchange, or by the order of any court of competent jurisdiction, or in response to any request by any Governmental Authority, each Party hereby agrees not to: (i) make, publish or communicate to any Person or in any public or private forum or through any medium, any disparaging, damaging or demeaning statements about any of the other Parties or their respective Related Parties, or (ii) otherwise engage, directly or indirectly, in any communications with any Person that could reasonably be understood as (x) disparaging to any of the other Parties or their respective Related Parties, (y) damaging the reputation or goodwill of any of the other Parties or their respective Related Parties, or (z) placing the other Parties or their respective Related Parties in any false or negative light.

(d) The Company will not enter into any written agreement with any special purpose acquisition company for a period of six (6) months following the Effective Date.

4. Mutual Release; Covenant Not to Sue.

(a) Each of the SPAC Parties, on its own behalf and on behalf of its respective Related Parties, generally, irrevocably, unconditionally and completely releases and forever discharges each of the Company Parties and their respective former, present and future Related Parties (each party a “Company Released Party”) from any and all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including attorneys’ fees and costs), Liens, indemnification rights, damages (whether compensatory, punitive, or otherwise), losses, Actions and causes of action, in each case of the foregoing, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured (collectively “Claims”), arising, directly or indirectly, from any matter concerning, based upon, in connection with, or relating to any of the Transaction Matters, including (x) the Transaction Documents, (y) any breach, non-performance, action or failure to act by any of the Company Parties or any of their Related Parties under the Transaction Documents, and (z) the Transactions, the events leading to or relating to, or surrounding, the termination of the Transactions and the termination of the Transaction Documents (collectively, the “SPAC Released Claims”).

(b) Each of the Company Parties on its own behalf and on behalf of its respective Related Parties, generally, irrevocably, unconditionally and completely releases and forever discharges each of the SPAC Parties and their respective former, present and future and direct and indirect Related Parties (each such party and each of the Company Released Parties, a “Released Party”) from any and all Claims arising from any matter concerning, based upon, in connection with, or relating to, directly or indirectly, any of the Transaction Matters, including (x) the Transaction Documents, (y) any breach, non-performance, action or failure to act by any SPAC Party or any of its Related Parties under the Transaction Documents, and (z) the Transactions, the events leading to or relating to, or surrounding, the termination of the Transactions and the termination of the Transaction Documents (other than the obligations of Sponsor pursuant to the Letter Agreement or the Confidentiality Agreement) (together with the SPAC Released Claims, the “Released Claims”).

(c) It is understood and agreed that clauses (a) and (b) of this Section 4 are a full and final release covering the respective Released Claims of the Parties and their respective Related Parties relating, directly or indirectly, to any of the Transaction Matters or arising out of the Transaction Documents. Therefore, each of the Parties expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to respective Released Claims that such Party does not know or suspect to exist in its favor at the time of executing the release in this Agreement, which if known by such Party would have affected such Party’s agreement with the other Parties. In connection with such waiver and relinquishment, each Party acknowledges that such Party or such Party’s attorneys or agents may hereafter discover Claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, and which, if known on the date of the execution of this Agreement, might have materially affected such Party’s decision to enter into and execute this Agreement, but that it is their respective intention hereby fully, finally and forever to settle and release all of their respective Released Claims. In furtherance of such intention, the respective releases herein given by the Parties shall be and remain in effect as full and complete releases with regard to their respective Released Claims notwithstanding the discovery or existence of any such additional or different Claim or fact. Each Party further agrees that by reason of the releases contained herein, such Party is expressly assuming the risk of such unknown Released Claims and agrees that this Agreement applies thereto.

(d) Each Party, on behalf of itself and its Related Parties, hereby covenants to each other Party and their respective Released Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Related Parties or any third party of an Action against any other Party or its Released Parties relating to any Released Claim. Each Released Party may plead this Agreement as a complete bar to any Released Claim brought in derogation of this Section 4(d).

(e) Nothing in this Section 4 shall: (i) apply to any Action by any Party to enforce its respective rights or obligations pursuant to this Agreement; (ii) apply to any Action by any party thereto to enforce its respective rights or obligations pursuant to the Confidentiality Agreement or the Letter Agreement; or (iii) constitute a release by any Party for any Claim arising under this Agreement. The covenants contained in this Section 4 shall survive the execution and delivery of this Agreement indefinitely regardless of any statute of limitations.

5. Representations of the Parties. Each Party represents and warrants to the other Parties as follows:

(a) This Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Remedies Exceptions.

(b) Such Party has full power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Party of this Agreement have been duly and validly authorized by all necessary corporate or other action on the part of such Party.

(c) The execution and delivery of this Agreement by such Party does not, and the performance by such Party of the transactions contemplated by this Agreement does not: (i) conflict with or violate the Organizational Documents of such Party, (ii) conflict with or violate any Law applicable to such Party or by which any property or asset of such Party is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of such Party pursuant to, any Contract to which such Party is bound.

(d) Neither such Party nor any of its Related Parties has not heretofore assigned or transferred, or purported to assign or transfer, to any Person any Claim or cause of action released pursuant to clause (a) or (b) of Section 4 applicable to such Party. There are no Liens or claims of Lien, or assignments in law or equity or otherwise, of or against any Claim or cause of action released pursuant to clause (a) or (b) of Section 4 applicable to such Party.

6. Miscellaneous.

(a) Further Assurances. Each Party shall, and shall cause its Related Parties to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable Laws to effectuate the terminations contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Related Parties to, cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Authority, in each case to the extent applicable, in connection with the Transactions.

(b) Entire Agreement; Successors and Assigns. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement and the Letter Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Other Miscellaneous Terms. The provisions contained in Article I (Definitions), Section 1.2 (Construction), Section 10.3 (Expenses), Section 10.4 (Amendment), Section 10.5 (Waiver), Section 11.1 (Notices), Section 11.3 (Severability), Section 11.5 (Parties in Interest), Section 11.6 (Governing Law), Section 11.7 (Dispute Resolution), 11.8 (Headings), Section 11.9 (Counterparts) and Section 11.10 (Specific Performance), in each case of the Business Combination Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis, and made a part of this Agreement as if set forth fully herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BREEZE HOLDINGS ACQUISITION CORP.

By	/s/ J. Douglas Ramsey, Ph.D.
Name:	J. Douglas Ramsey, Ph.D.
Title:	Chairman and CEO

D-Orbit S.p.A.

By	/s/ Luca Rossettini, Ph.D.
Name:	Luca Rossettini, Ph.D.
Title:	Chief Executive Officer

D-ORBIT, S.A.

By:	/s/ Luca Rossettini, Ph.D.
Name:	Luca Rossettini, Ph.D.
Title:	Director

By:	/s/ James Bruegger
Name:	James Bruegger
Title:	Director

Lift-Off Merger Sub, Inc.

By	/s/ J. Douglas Ramsey, Ph.D.
Name:	J. Douglas Ramsey, Ph.D.
Title:	President

SERAPHIM SPACE (mANAGER), LLP

By	/s/ James Bruegger
Name:	James Bruegger
Title:	Managing Partner

Breeze Sponsor, LLC

By	/s/ J. Douglas Ramsey, Ph.D.
Name:	J. Douglas Ramsey, Ph.D.
Title:	Manager